Exhibit 3.49

SECOND AMENDMENT TO

OPERATING AGREEMENT OF KW MONTCLAIR, LLC

This Second Amendment to Operating Agreement of KW Montclair, LLC (this “Second Amendment”) is made and entered into as of April 16 , 2014 by K-W Properties, a California corporation, the sole member (“Member”) of KW Montclair, LLC (the “Company”). Capitalized terms used by not defined herein shall have the meaning set forth in the Operating Agreement, dated as of August 11, 2008 (the “Original Agreement”), entered into by and among Member, KW Montclair Executives, LLC and Kenedix GP, LLC, as amended by the First Amendment to Operating Agreement of KW Montclair, LLC, dated as of December 28, 2011 (the “First Amendment,” together with the Original Agreement, the “Operating Agreement”).

WHEREAS, Member believes it is desirable and in the best interest of the Company to amend the Operating Agreement to revise the purpose statement;

NOW, THEREFORE, Member hereby amends the Operating Agreement as follows:

1.        Section 1.3 of the Original Agreement is hereby amended and restated in its entirety as follows:

“The Company is organized to: (i) acquire and own a 15% membership interest in KW PCCP Montclair, LLC, a Delaware limited liability company (or such other percentage as it may from time to time acquire and hold); and (ii) engage in and carry on any lawful business purpose or activity that is not prohibited by the Act or other applicable law.”

2.        Except as expressly amended by the terms of this Second Amendment, the Operating Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise requires, after the date hereof, any reference to the Operating Agreement shall mean the Operating Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, K-W Properties, the sole member, has executed this Second Amendment to the Operating Agreement of KW Montclair, LLC as of the date first written above.

K-W Properties,
a California corporation

By:
Name: Kent Mouton
Title: President

[Signature Page to Second Amendment to Operating Agreement]

First Amendment to Operating Agreement of KW Montclair, LLC	Page 1 of 3

EX-3.3 4 d274255dex33.htm FIRST AMENDMENT TO OPERATING AGREEMENT OF KW MONTCLAIR, LLC

Exhibit 3.3

FIRST AMENDMENT TO

OPERATING AGREEMENT OF KW MONTCLAIR, LLC

This First Amendment to Operating Agreement of KW Montclair, LLC (this “First Amendment”) is made and entered into as of December 28, 2011 by K-W Properties, the sole member (“Member”) of KW Montclair, LLC (“Company”). Capitalized terms used but not defined herein shall have the meaning set forth in the Operating Agreement, dated as of August 11, 2008 (the “Operating Agreement”), entered into by and among Member, KW Montclair Executives, LLC (“Executives”) and Kenedix GP, LLC (“Kenedix”).

WHEREAS, (i) pursuant to that certain Membership Interest Acquisition Agreement, dated as of the date hereof, by and between the Company and Kenedix, and (ii) pursuant to that certain Membership Interest Acquisition Agreement, dated as of the date hereof, by and among the Company, Executives and certain other parties, the Company acquired the Company membership interests formerly held by Executives and Kenedix (collectively, the “Transfers”); and

WHEREAS, Member believes it is desirable and in the best interest of the Company to amend Exhibit A of the Operating Agreement to reflect the Transfers and evidence its consent thereto.

NOW, THEREFORE, Member hereby consents to the Transfers and amends the Operating Agreement as follows:

1. Pursuant to the Transfers, Executives and Kenedix are no longer members of the Company and any references to Executives and/or Kenedix in the Operating Agreement are hereby deleted.

2. Exhibit A of the Operating Agreement is hereby replaced in its entirety by Exhibit A attached hereto.

3. Except as expressly amended by the terms of this Amendment, the Operating Agreement shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

[MONTCLAIR]

First Amendment to Operating Agreement of KW Montclair, LLC	Page 2 of 3

IN WITNESS WHEREOF, K-W Properties, the sole member, has executed this First Amendment to the Operating Agreement of KW Montclair, LLC as of the date first written above.

K-W Properties,
a California corporation

By:	/s/ Robert E. Hart
Name:	Robert E. Hart
Title:	Vice President

[MONTCLAIR]

First Amendment to Operating Agreement of KW Montclair, LLC	Page 3 of 3

Exhibit A

CAPITAL CONTRIBUTION, ADDRESS AND PERCENTAGE INTEREST

OF MEMBER

Member’s Name	Member’s Address	Member’s Capital Contribution	Member’s Percentage Interest
K-W Properties, a California corporation	9701 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90212	$ .00	100%

	TOTAL:	$ .00	100%

[MONTCLAIR]

OPERATING AGREEMENT

OF

KW MONTCLAIR, LLC,

a Delaware limited liability company

THIS OPERATING AGREEMENT (the “Agreement”) of KW Montclair, LLC, a Delaware limited liability company (the “Company”) is entered into and effective as of August 11, 2008 (the “Effective Date”) by and among K-W Properties, a California corporation (“Manager”), KW Montclair Executives, LLC, a California limited liability company (“Executives”), and Kenedix GP, LLC, a Delaware limited liability company (“Kenedix”) (each a “Member” and collectively, the “Members”). Unless otherwise indicated, capitalized words used in this Agreement shall have the meanings specified in Article 13 of this Agreement.

RECITALS:

The Members hereby enter into and organize the Company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) for the limited purposes and scope set forth in this Agreement. The Company shall at all times be governed by the Act, except to the extent expressly provided herein to the contrary.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

ORGANIZATION

1.1        Formation. The Members have formed a Delaware limited liability company pursuant to the Act. The Company’s Certificate of Formation was filed with the Delaware Secretary of State on July 7, 2008 (the “Certificate”). Except as expressly provided in this Agreement to the contrary, the Members’ rights and obligations and the Company’s administration and termination shall be governed by the Act.

1.2        Name. The Company’s name is “KW Montclair , LLC”.

1.3        Purpose. The Company is organized to: (i) acquire and own a 15% membership interest in KW PCCP Montclair, LLC, a Delaware limited liability company (or such other percentage as it may from time to time acquire and hold); and (ii) engage in and carry on any lawful business purpose or activity which is required to conduct the business that is not prohibited by the Act or other applicable law.

1.4        Term. The Company’s existence commenced on the Effective Date and shall continue until dissolved and liquidated pursuant to the provisions of Article 9.

1.5        Office and Registered Agent. The Company’s principal place of business shall be 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, unless changed by mutual consent of the Members. The name and address of the Company’s registered agent for service of process are as specified in the Certificate.

1.6        Limited Liability. Except as otherwise provided expressly in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation or liability arises in contract, tort, or otherwise.

1.7        Tax Classification. The Members intend the Company to be classified as a partnership for federal, and to the maximum extent possible, state income taxes. This classification for tax purposes shall not create or imply a general partnership, limited partnership or joint venture between the Members for state law or any other purpose. Instead, the Members acknowledge the Company’s status as a limited liability company formed under the Act and neither Member shall take any action inconsistent with the express intent of the parties to this Agreement.

ARTICLE 2

CAPITAL CONTRIBUTIONS

2.1        Initial Capital. Concurrently with a Member’s execution of this Agreement, the Member shall contribute to the Company’s capital, as that Member’s initial Capital Contribution, the money set forth opposite that Member’s name on Exhibit A to this Agreement as same may be amended from time to time hereafter.

2.2        Additional Capital. No Member shall be required to make any additional Capital Contributions. However, if the Company’s revenues are insufficient to pay the Company’s expenses, the Members shall have the opportunity, but not the obligation, to contribute additional capital in cash to the Company on a pro rata basis in accordance with their respective Percentage Interests. Each Member shall receive a credit to that Member’s Capital Account in the amount of any additional capital which that Member contributes to the Company. Immediately following such Capital Contributions, the Percentage Interests shall be adjusted to reflect the adjusted Capital Contribution of each Member divided by the total adjusted Capital Contributions of all Members, and Exhibit A shall be revised, to reflect the new relative proportions of the Members’ Capital Accounts.

2.3        Capital Accounts. Adjustment to Capital Accounts. The capital account (“Capital Account”) of each Member shall be maintained strictly in accordance with the rules set forth in Section 1.704-l(b)(2)(iv) of the Treasury Regulations. Subject to the preceding sentence, each Member’s Capital Account shall be adjusted as follows:

(a)        Increases in Capital Accounts. The Capital Account of each Member shall be increased by:

(i)        the amount of money contributed by such Member to the Company and the fair market value of any property contributed by such Member to the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code of 1986, as amended (“Code”)); and

(ii)        the Profits allocated to such Member and allocations to such Member of other items of book income and gain, including income and gain exempt from tax and income and gain described in Treasury Regulations Section 1.704-l(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulations Section 1.704-l(b)(4)(i).

(b)        Decreases in Capital Accounts. The Capital Account of each Member shall be decreased by:

(i)        the amount of money distributed to such Member by the Company and the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752);

(ii)        allocations of expenditures of the Company of the type described in Code Section 705(a)(2)(B); and

(iii)        allocations of Loss and other items of book loss, including items of loss and deduction described in Treasury Regulations Section 1.704-l(b)(2)(iv)(g), but excluding items described in Treasury Regulations Section 1.704-l(b)(4)(i) or (iii).

(c)        Capital Account of Transferee. If any Company interest is transferred in accordance with Article 8, the transferee of such interest shall succeed to the Capital Account of the transferor to the extent it relates to the interest transferred, except as provided in Treasury Regulations Section 1.704-l(b).

(d)        Adjustment to Book Values of Assets. In the event the book values of Company assets are adjusted pursuant to Treasury Regulations Section 1.704-l(b), the Capital Accounts of the Members shall be adjusted simultaneously to reflect the allocations of gain or loss that would be made to the Members if there were a taxable disposition of the Company’s property for its fair market value.

(e)        Distribution in Kind. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market values after the Members’ Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that have not been reflected in the Capital Accounts previously) would be allocated between the Members if there were a taxable disposition of the Property for its fair market value.

(f)        Regulations Controlling. It is the intent of the Members that the Capital Accounts be determined and maintained in accordance with the principles of Treasury Regulations Sections 1.704-1 and 1.704-2 at all times throughout the full term of the Company and this Section 2.4 shall be so interpreted and applied.

2.4        No Interest. No Member shall have the right to receive interest on any Capital Contribution or Capital Account balance.

2.5        Return of Capital. Except as otherwise specifically provided in this Agreement, no Member shall have the right to demand the return of, or withdraw, any or all of that Member’s Capital Contribution prior to the dissolution and winding up of the Company. No Member guarantees the return of another Member’s Capital Contribution. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

2.6        Member Loan. No Member shall lend or advance money to or for the Company’s benefit without the other Member’s prior written consent. The loan shall not be treated as a Capital Contribution by that Member or entitle that Member to an increase in that Member’s Percentage Interest. The loan amount shall be a debt due from the Company, repayable out of the Company’s cash, and shall be on such terms as the Company and that Member shall agree. Notwithstanding the foregoing, no Member shall be required to make any loans to the Company or guaranty the payment or performance of any Company obligation.

ARTICLE 3

MEMBERS

3.1        Members. Until an additional Member is admitted pursuant to Section 3.2 or an Assignee is admitted as a Member pursuant to Section 8.3, Manager, Executives and Kenedix shall be the sole Members of the Company.

3.2        Additional Members. No additional Members may be admitted to the Company without the consent of the Manager and Kenedix, which consent may be withheld for any reason or for no reason. On the admission of an additional Member pursuant to this Section 3.2, each Member (including the additional Member) shall execute an amendment to this Agreement (a) reflecting the Members’ new Percentage Interests, and (b) evidencing the additional Member’s consent to be bound by the provisions of this Agreement.

3.3        No Withdrawal. No Member may withdraw, retire or resign from the Company.

ARTICLE 4

MANAGEMENT

4.        Management.

(a)        Authority. The business of the Company shall be managed by the Manager. The Manager will devote such time and attention to the business of the Company as may be reasonably necessary to carry out its duties hereunder in the conduct of such business. Except for those decisions defined below as Major Decisions, the management and control of the Company and its business affairs shall rest exclusively with the Manager. Subject to all the terms and conditions hereof, the Manager shall have all the rights and powers which may be possessed by a manager pursuant to the Act and such additional rights and powers otherwise conferred or permissible by law or necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the business and affairs of the Company. Without limiting the generality of the foregoing, the Manager shall have the following rights and powers which it may exercise at the cost, expense and risk of the Company:

(i)        To invest the capital of the Company for the benefit of the Company and/or in the exercise of any rights or powers possessed by the Manager hereunder and/or to repay advances of the Company, if any;

(ii)        To execute, sign and deliver in furtherance of any or all purposes of the Company, any and all agreements, contracts, documents, certifications, subscriptions and other instruments necessary, advisable or convenient in connection with the business and affairs of the Company; all of which may contain such terms, provisions and conditions as the Manager, in its sole and absolute discretion, shall deem appropriate;

(iii)        To execute, acknowledge and file or deliver all articles of limited liability company, amended articles, instruments or other documents and counterparts thereof and make all filings and recordings and perform all other acts as may be necessary to comply with the laws of the State of Delaware for the formation of the Company, thereafter for the continued good standing of the Company, and, when appropriate, for the termination of the Company;

(iv)        To execute such articles, amended articles, certificates, amended certificates, operating agreements and any modifications thereof, and other documents conforming hereto and do such filing, recording, publishing and other acts as may be appropriate to comply with the requirements of law for the formation, reformation, qualification and/or operation of a limited liability company in all jurisdictions where the Company may wish to do business, which shall be accomplished prior to doing business in any such jurisdiction if deemed necessary by the Manager;

(v)        To pay or reimburse any and all costs incurred by the Manager on behalf of the Company;

(vi)        To make distributions to the Members at such time and in such manner as it deems appropriate, but in any event not less frequently than quarterly;

(vii)        Except as otherwise provided in this Agreement, in the event of a breach by any Member of any of its obligations or warranties or representations, either hereunder or under any of the other documents referred to herein, (1) to withhold from any distributions otherwise payable to such Member such amounts as the Manager reasonably deems necessary to satisfy any such claim; and (2) to sell and transfer all or a portion of such Member’s Membership Interest in the Company in order to satisfy such claim, with the proceeds of such sale applied first to offset the costs of such sale (including the Company’s reasonable attorneys’ fees and costs), second to payment of such claim and the balance of such proceeds, if any, paid to the breaching Member. Such remedies may be pursued independently or simultaneously with the understanding that the election of one remedy shall not preclude the Company from pursuing other remedies, and the breaching Member shall be liable for all expenses incurred in pursuing any remedy, including reasonable attorneys’ fees; and

(viii)     To perform such other acts as the Manager may deem necessary, appropriate or desirable for the furtherance of the purposes of the Company which are not otherwise prohibited by this Agreement or applicable law.

(b)        Major Decisions. The disposition of the Company’s membership interest in KW PCCP Montclair, LLC or the dissolution of the Company shall require the consent of both the Manager and Kenedix. Further, the Company, as the Administrative Member or Member of KW PCCP Montclair, LLC, shall not approve or consent to any action or decision deemed a “Major Decision” as defined in the KW PCCP Montclair, LLC operating agreement without the affirmative vote or consent of a majority of the members of the “Executive Committee”. The Executive Committee shall consist of five persons, four of whom shall be appointed by Manager and one of whom shall be appointed by Kenedix. Manager hereby nominates the following Executive Committee members: William J. McMorrow, Robert E. Hart, Matt Novobilski and Edward Ring. Kenedix hereby nominates the following member: Hiroshi Matsumoto. Manager and Kenedix may replace their appointed members of the Executive Committee at any time in their sole discretion. Three (3) members shall constitute a quorum for the transaction of business. Each member shall have one (1) vote in making decisions for and on behalf of the Company, and all acts and decisions done or made by a simple majority of the members present at a meeting duly held at which a quorum is present (whereupon such matter shall be deemed “Approved by the Executive Committee”) shall be regarded as the act of the Executive Committee. The place, date and time of any meeting of the Executive Committee shall be notified to Kenedix in writing no less than three (3) business days prior to such meeting being held. The meetings of the Executive Committee may take place in person or by means of telephone conference, video conference, or similar communication equipment by means of which all members participating can hear each other. Any Kenedix Executive Committee Member may participate and/or vote by written proxy.

(c)     Compensation. The Members as such and as managers shall not be entitled to compensation for their services.

(d)     Holding of Assets. All assets of the Company, whether real or personal, shall be held in the name of the Company.

(e)     Company Bank Accounts. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Manager. Withdrawal from such accounts shall require the signature of the Manager.

(f)     Power of Attorney. Each Member, by execution of this Agreement, irrevocably constitutes and appoints each Manager and any of them acting alone as such Member’s true and lawful attorney-in-fact and agent, with full power and authority in each such Member’s name, place, and stead to execute, acknowledge, and deliver, and to file or record in any appropriate public office: (i) any certificate or other instrument that may be necessary, desirable or appropriate to qualify the Company as a limited liability company or to transact business as such in any jurisdiction in which the Company conducts business; (ii) any certificate or amendment to the Company’s articles of organization or to any certificate or other instrument that may be necessary, desirable, or appropriate to reflect an amendment approved by the Members in accordance with the provisions of this Agreement; (iii) any certificates or instruments that may be necessary, desirable or appropriate to reflect the dissolution and winding up of the Company; and (iv) any certificates necessary to comply with the provisions of this Agreement. This power of attorney will be deemed to be coupled with an interest and will survive the Transfer of the Member’s Economic Interest. Notwithstanding the existence of this power of attorney, each Member agrees to join in the execution, acknowledgment, and delivery of the instruments referred to above if requested to do so by a Manager. This power of attorney is a limited power of attorney and does not authorize any Manager to act on behalf of a Member except as described in this Section 4(f).

(g)     Member Meetings and Approval. No annual or regular meetings of the Members are required. If meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. Any action required or permitted to be taken by the Members may be taken by the written consent of members having not less than the minimum number of votes that would be necessary to authorize to take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted.

(h)     Indemnification. The Company shall indemnify, defend, and hold harmless the Manager from and against any and all liabilities of every kind, arising from or relating to the Company’s Business, except as to those matters arising from such Manager’s fraud, gross negligence, willful misconduct, or breach of fiduciary duty.

ARTICLE 5

DISTRIBUTIONS OF AVAILABLE CASH

5.1     Distributions of Available Cash. Not less frequently than quarterly, the Manager shall cause the Company to distribute to the Members, all Available Cash of the Company, whether derived from operations or capital transactions. As used herein, “Available Cash” means the amount of cash which the Manager deems available for distribution to the Members, after taking into account (a) the Company’s current financial obligations, (b) anticipated Company expenditures, and (c) those amounts the Members mutually deem commercially reasonable and necessary to withhold as reserves for the Company’s usual and customary expenses regarding the Business. Available Cash shall be distributed to the Members prorata according to their respective Percentage Interests.

5.2     Tax Withholding. If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of net profits,

or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member (or shall pay to the relevant taxing authority with respect to amounts allocable to such Member) an amount necessary to satisfy the withholding responsibility. In each such case, the Member for whom the Company has paid the withholding tax shall be deemed to have received the withholding distribution or other amount so paid, and to have paid the withholding tax directly.

ARTICLE 6

TAX ALLOCATIONS

6.1     Allocation of Profit. Profit (as defined in Section 6.5, below) for each taxable year shall be allocated as follows:

(a)        First, in the event that Loss has been previously allocated to the Members pursuant to Section 6.2(b) for any prior period, then Profit shall be allocated to the Members to offset such Loss; and

(b)        Second, the balance of any Profit then remaining shall be allocated to the Members in proportion to their respective Percentage Interests.

6.2     Allocation of Loss. Loss (as defined in Section 6.5, below) for each taxable year shall be allocated as follows:

(a)        First, in the event that Profit has been previously allocated to the Members pursuant to Section 6.1(b) for any prior period, then Loss shall be allocated to the Members to offset such Profit; and

(b)        Second, the balance of any Loss then remaining shall be allocated to the Members in proportion to their respective Percentage Interests.

6.3     Minimum Gain Chargeback. In the event there is a net decrease in the “Company Minimum Gain” (within the meaning of the term “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(d)) during any Company taxable year, all Members shall be allocated “book” income (including gross income, if necessary) and gain for that taxable year (and, if necessary, subsequent years) in the amount and in the proportions specified in Treasury Regulations Section 1.704-2(g). The allocation required by this Section 6.3 shall be made prior to any other allocation for such year. For purposes of this Section 6.3, Capital Accounts shall be decreased by the adjustments required by paragraphs (4), (5) and (6) of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations. The Members intend that the provisions set forth in this Section 6.3 shall constitute a “minimum gain chargeback” as described in Section 1.704-2(f) of the Treasury Regulations. Such section of the Treasury Regulations shall control in the case of any conflict between that section of the Treasury Regulations and this Section 6.3. In addition, the rules contained in Treasury Regulations Section 1.704-2(i) with respect to minimum gain attributable to “member nonrecourse debt” and chargebacks of minimum gain attributable to “member nonrecourse debt” shall control for purposes of this Agreement with respect to nonrecourse loans made by Members. “Minimum gain attributable to member nonrecourse debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2 for the term “partner nonrecourse debt minimum gain.”

6.4     Member Nonrecourse Losses. All deductions, losses, and expenditures of the Company under Section 705(a)(2)(B) of the Code, as the case may be (all computed for “book” purposes), that are treated under Section 1.704-2(i) of the Treasury Regulations as deductions, losses, and expenditures attributable to “member nonrecourse debt” of the Company shall be allocated to the Member or Members bearing the risk of loss with respect to such liabilities in accordance with such Treasury Regulations.

6.5     Profit and Loss. The Company’s “Profit” or “Loss” means, for each taxable year, the Company’s taxable income or tax loss for such taxable year, as determined under Section 703(a) of the Code and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or tax loss), but with the following adjustments:

(a)        Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such taxable year shall be taken into account in computing such taxable income or tax loss as if it were taxable income.

(b)        Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such taxable year, including any items treated under Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or tax loss as if they were deductible items.

(c)        Any item of income, gain, loss or deduction that is required to be allocated specially to the Members under Section 6.3 or 6.4 hereof shall not be taken into account in computing such taxable income or tax loss.

(d)        In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the book value of Company property, in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g)(3).

(e)        Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of (as adjusted for “book” depreciation computed in accordance with Treasury Regulations Section 1.7041(b)(2)(iv)(g)(3)), notwithstanding that the adjusted tax basis of such property differs from its book value.

If the Company’s taxable income or tax loss for such taxable year, as adjusted in the manner provided in subparagraphs (a) through (e) above, is a positive amount, such amount shall be the Company’s Profit for such taxable year; and if negative, such amount shall be the Company’s Loss for such taxable year. “Book value” means, as of any particular date, the value at which any asset of the Company is properly reflected on the books of the Company as of such date in accordance with the provisions of Section 1.704-1(b) of the Treasury Regulations. The book value of all Company assets may, if Approved by the Executive Committee, be adjusted to equal their respective gross fair market values, as determined by independent appraisal as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of money or Company property other than money as consideration for an interest in the Company; and (C) the liquidation of the Company or any Member’s interest in the Company.

6.6     Adjusted Balance. “Adjusted Balance” shall mean for each Member, the balance in such Member’s Capital Account increased by such Member’s share of Company Minimum Gain and minimum gain attributable to member nonrecourse debt. Each Member’s share of such items shall be determined pursuant to Treasury Regulations Section 1.704-2. For purposes of computing the Adjusted Balances pertaining to Section 6.3, each dollar of income, gain or loss shall be treated as containing a proportionate share of each item of nonrecourse deductions of the Company (as defined and determined under Treasury Regulations Section 1.704-2) for such year, and in allocating each dollar of income, gain or loss, any items of nonrecourse deduction allocated with respect to such dollar of income, gain or loss shall be added to the Adjusted Balances of the Members to whom such allocations are made prior to determining the next dollar of income, gain or loss to be allocated.

6.7     Allocation of Certain Tax Items. As set forth in Treasury Regulations Section 1.704-l(b)(4)(i), when any property of the Company is reflected in the Capital Accounts of the Members and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then certain book items with respect to such property will differ from certain tax items with respect to that property. Since the Capital Accounts of the Members are required to be adjusted solely for allocation of the book items, the Members’ shares of the corresponding tax items are not independently reflected by adjustments to the Capital Accounts. These tax items must be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its book value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ share of tax items under Code Section 704(c). In making allocations of tax items of the Company, the Company shall comply with the foregoing principles.

ARTICLE 7

ACCOUNTING AND BANKING

7.1     Books and Records. The Manager shall cause the Company to keep proper and complete books of account of the Company’s business (“Records”). The Records shall be kept at the Company’s principal place of business and shall be open to inspection by any of the Members or their authorized representatives at any reasonable time during business hours. The accounting records shall be maintained in accordance with generally accepted bookkeeping practices for the Company’s type of business. The Company shall maintain at its principal office all records required to be maintained by the Company pursuant to the Act.

7.2     Bank Accounts. The Manager shall cause the Company’s funds to be maintained in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of the Members or any other Person.

7.3        Tax Returns. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year (i) such information as is necessary to complete federal and state income tax or information returns, and (ii) a copy of the Company’s federal, state, and local income tax or information returns for that year.

7.4        Section 754 Election. The Company shall, if requested by either Member, make the election under Section 754 of the Code.

7.5        Tax Decisions Not Specified. Federal, state, local, foreign and other tax decisions and elections for the Company not expressly provided for herein must be Approved by the Executive Committee. K-W Properties is the Tax Matters Member (“TMM”). Notwithstanding this, all nonministerial decisions regarding tax elections, audit, tax litigation, settlement and other tax matters shall be subject to the Approval of the Executive Committee. For example, but not by way of limitation, the TMM shall not take any position or action with the IRS without prior Approval of the Executive Committee, including but not limited to any decision (i) to enter into a settlement agreement which purports to bind Members other than the TMM; (ii) to file a petition as contemplated in Section 6226(a) or 6226(a) of the Code; (iii) to file any request contemplated in Section 6227(b) of the Code; or (iv) to enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code. The TMM shall promptly take such action as may be necessary to cause each Member to become a “notice member” within the meaning of Section 6231(a)(8) of the Code. The TMM shall furnish to each Member a copy of all notices or other written communications received by the TMM from the IRS. The TMM shall notify each Member of all communications it has had with the IRS and shall keep all Members informed of all matters which may come to its attention in its capacity as TMM by giving them written notice thereof within five (5) days after the TMM becomes informed of any such matter or within such shorter period as may be required by the appropriate statutory or regulatory provisions.

7.6         Notice of Tax Audit. Prompt notice shall be given to the Members upon receipt of advice that the IRS or any other tax authority intends to examine Company income tax returns or books and records for any year.

ARTICLE 8

TRANSFER OF MEMBERSHIP INTERESTS

8.1         General Prohibition. The Members do not want any Membership Interest to be made generally available to Persons other than the present Members. Accordingly, except for Permitted Transfers (defined below) no Member may Transfer all or any part of his Membership Interest except with the prior approval of the Manager and Kenedix, which approval may be given or withheld in the sole discretion of the Manager and Kenedix, respectively. Transfers in violation of this Section 8.1 shall be effective only to the extent set forth in Section 8.4. After the consummation of any Transfer of any part of a Membership Interest, the Membership Interest so Transferred shall continue to be subject to the provisions of this Agreement and any further Transfers shall be required to comply with all of the provisions of this Agreement. Each Member acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members.

8.2        Permitted Transfers. A Member may Transfer all or any part of that Member’s Membership Interest to (i) its Affiliate; or (ii) any other Member, provided that in such a case each of the other members shall have the right to receive a pro rata portion of the interests being Transferred. Notwithstanding the foregoing, (i) the Manager may not Transfer all or any part of its Membership Interest in to the company to any other Person without the prior written consent of the other Members, whose consent shall not be unreasonably withheld, and (ii) the Manager shall not make any Transfer that results in Kennedy-Wilson, Inc., a Delaware corporation, owning less than 50% (directly or indirectly) of the Company.

8.3        Transferee as a Member. An Assignee of a Membership Interest shall have the right to become a substitute Member only if (i) all of the Members consent to the Assignee’s admission to the Company as a Member, (ii) the Assignee executes an instrument satisfactory to the Manager accepting and adopting the provisions of this Agreement, and (iii) the Assignee pays any reasonable expenses in connection with its admission as a new Member. The admission of an Assignee as a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

8.4        Transfers In Violation Of Agreement. Upon any Transfer of a Membership Interest in violation of this Article 8, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member or to receive the share of one or more of the Company’s Profits, Losses and distributions of the Company’s assets to which the transferor of such Economic Interest (defined below) would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Company’s legal counsel, a Transfer in violation of this Article 8 would cause the tax termination of the Company under section 708(b)(1)(B) of the United States Internal Revenue Code, the Transfer shall be null and void and the purported transferee shall not become either a Member or an Assignee.

ARTICLE 9

DISSOLUTION AND “WINDING UP

9.1         Company Dissolution. The Company shall be dissolved, its assets disposed of, and its affairs wound up on the first to occur of the following (each, a “Dissolution Event”): (a) the vote of all of the Members; (b) the happening of any event that makes it unlawful or impossible to carry on the business of the Company; (c) the sale of all or substantially all of the assets of the Company; or (d) the dissolution of KW PCCP Montclair, LLC, a Delaware limited liability company. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event.

9.2        Winding Up. On the Company’s dissolution, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

9.3         Liquidating Distributions. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the Company shall distribute its remaining assets to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or if later, within (90) days after the date of such liquidation.

9.4        Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of that Member’s positive Capital Account balance and shall have no recourse for such Member’s Capital Contribution and/or share of Profits (upon dissolution or otherwise) against any other Member.

ARTICLE 10

MISCELLANEOUS

10.1    Complete Agreement. This Agreement and the Articles constitute the complete and exclusive agreement of the parties regarding the subject matter of this Agreement, and replace and supersede all prior written and oral agreements or statements by and among the Members. No representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever. To the extent that any provisions of the Articles conflict with any provision of this Agreement, the Articles shall control. All amendments to this Agreement shall be in writing and signed by all of the Members.

10.2    Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding on, and inure to the benefit of, the parties and their respective heirs, personal and legal representatives, executors, administrators, successors and assigns.

10.3    Parties In Interest. Except as expressly provided in the Act, nothing in this Agreement shall (a) confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and such Members’ respective successors and assigns, (b) relieve or discharge the obligation or liability of any third Person to any party to this Agreement, or (c) give any third Person any right of subrogation or action over or against any party to this Agreement.

10.4    Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

10.5    Interpretation. If any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied because this Agreement was prepared by or at the request of a particular Member or that Member’s counsel.

10.6    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflicts-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

10.7    Severability. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

10.8    Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

10.9    Further Assurances. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

10.10  Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, “Notice”) given under this Agreement shall be in writing and shall be served personally or delivered by first class, registered or certified, return receipt requested, U.S. mail, postage prepaid. Notices may also be given by transmittal over electronic transmitting devices such as facsimile or telecopy machine, if the party to whom the notice is being sent has such a device in its office, and provided a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or three (3) days following deposit in U.S. mail, postage prepaid. Notices shall be directed to the Company at the Company’s principal place of business as specified in Section 1.3 of this Agreement, and to a Member at the addresses shown on Exhibit A; provided that a Member may change such Member’s address for notice by giving written Notice to all other Members in accordance with this Section 10.10.

10.11  No Interest In Company Property: Waiver Of Action For Partition. No Member or Assignee has any interest in specific property of the Company: Without limiting the foregoing, each Member and Assignee irrevocably waives during the term of the Company any right that such Member or Assignee may have to maintain any action for partition with respect to the property of the Company.

10.12    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts shall be construed together and constitute the same instrument.

10.13    Attorney’s Fees. If any dispute between the Company and the Members or among the Members results in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party.

10.14    Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

ARTICLE 11

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere in this Agreement and when not so defined shall have the meanings specified in the Act (such terms are equally applicable to both the singular and plural derivations of the terms defined):

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Bankruptcy” means: (a) the filing of an application by a Member for, or his consent to, the appointment of a trustee, receiver, or custodian of his other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his debts as the debts become due within the meaning of section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his inability to pay his debts as they become due.

“Economic Interest” mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or except as provided in the Act, any right to information concerning the business and affairs of the Company.

“Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Percentage Interest” shall mean the percentage set forth next to a Member’s name on Exhibit A.

“Person” means an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

“Transfer” or “Transferred” shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, Bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest.

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Agreement on the day and year first above written.

MEMBERS:

K-W PROPERTIES,
a California corporation

By:
Name:	Edward Ring
Title:	Vice President

KW MONTCLAIR EXECUTIVES LLC,
a California limited liability company

By:
Name:	Robert E. Hart
Title:	Manager

KENEDIX GP, LLC,
a Delaware limited liability company

By:
Name:	Hiroshi Matsumoto
Title:	President

17

IN WITNESS WHEREOF, the Members have executed this Agreement on the day and year first above written.

MEMBERS:

K-W PROPERTIES,
a California corporation

By:
Name:	Edward Ring
Title:	Vice President

KW MONTCLAIR EXECUTIVES LLC,
a California limited liability company

By:
Name:	Robert E. Hart
Title:	Manager

KENEDIX GP, LLC,
a Delaware limited liability company

By:
Name:	Hiroshi Matsumoto
Title:	President

EXHIBIT A

NAMES OF MEMBERS

		ORIGINAL
	CAPITAL	PERCENTAGE
MEMBERS	CONTRIBUTION	INTERESTS

K-W Properties, a California corporation c/o Kennedy-Wilson 9601 Wilshire Blvd., Ste. 220 Beverly Hills, CA 90210	$1,207,000	70.3%

KW Montclair Executives, LLC, a California limited liability company c/o Kennedy-Wilson 9601 Wilshire Blvd., Ste. 220 Beverly Hills, CA 90210	$167,000	9.7%

Kenedix GP, LLC, a Delaware limited liability company c/o Kenedix Westwood, LLC 1801 Century Park East, Suite 2400 Los Angeles, CA 90067	$343,500	20.0%

A-l